Monsanto Company
800 N. Lindbergh Blvd.
St. Louis, MO 63167

RELEASE	Immediately

Contact	Lee Quarles (314-694-2330)

MONSANTO ADDS ARTHUR H. HARPER TO BOARD OF DIRECTORS

ST. LOUIS (Oct. 24, 2006) – Monsanto Company (NYSE: MON) announced today the appointment of Arthur H. Harper to the company’s Board of Directors. Mr. Harper is Managing Partner of GenNx360 Capital Partners, a private equity firm focused on business to business companies.

Mr. Harper was formerly President and Chief Executive Officer of the Equipment Services division of General Electric Corporation. He had served in various senior management positions during his 20-plus-year tenure at GE. In addition to serving as an independent director on Monsanto Company’s board, Mr. Harper currently serves on the board of directors of Gannett Co., Inc.

"On behalf of Monsanto Company, I am pleased to announce the appointment of Arthur Harper as an independent director to our Board," said Hugh Grant, Chairman of the Board, Monsanto Company. "Art has extensive experience in sales, marketing and operations, both in the United States and in developing international markets. We believe his experience and insight will serve Monsanto shareowners well and bring another valuable perspective to our business and the agriculture industry.”

Mr. Harper’s appointment is effective immediately and he will stand for election to the Board at the 2007 annual meeting of shareowners. Mr. Harper will serve on the following board committees: Science and Technology, and Public Policy and Corporate Responsibility.

The addition of Mr. Harper to Monsanto’s board brings the number of directors to 10, with nine independent directors. For more information on Monsanto’s Board of Directors and Mr. Harper, please visit the following link: www.monsanto.com/monsanto/layout/about_us/board.asp.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

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